Exhibit 3.37

ARTICLES OF ORGANIZATION

Form 400 Revised July 1, 2002

Filing fee: $50.00

Deliver to: Colorado Secretary of State

Business Division,

1560 Broadway, Suite 200

Denver, CO 80202-5169

This document must be typed or machine printed

Copies of filed documents may be obtained at www.sos.state.co.us

ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to § 7-80-203, Colorado Revised Statutes (C.R.S.), the individual named below causes these Articles of Organization to be delivered to the Colorado Secretary of State for filing, and states as follows:

1. The name of the limited liability company is: Shea Ninth and Colorado, LLC

The name of a limited liability company must contain the term “limited liability company”, “ltd. liability company”, “limited liability co.”, or “ltd. liability co.” or the abbreviation “LLC” or “L.L.C.” §7-90-601 (3)[(c), C.R.S.

2. If known, The principal place of business of the limited liability company is: 9135 Ridgeline Blvd., Suite 100, Highlands Ranch, CO 80129

3. The name, and the business address, of the registered agent for service of process on the limited liability company are: Name Jeffrey H. Donelson; Business Address (must be a street or other physical address in Colorado) 9135 Ridgeline Blvd., Suite 100, Highlands Ranch, CO 80129 If mail is undeliverable to this address, ALSO include a post office box address:

4. a. If the management of the limited liability company is vested in managers, mark the box ☒ “The management of the limited liability company is vested in managers rather than members.” The name(s) and business address(es) of the initial manager(s) is (are):

Names(s) Shea Homes	Business Address(es) 9135 Ridgeline Blvd., Suite
Limited Partnership	100, Highlands Ranch, CO 80129

or

b. If management of the limited liability company is not vested in managers rather than members. The name(s) and business address(es) of the initial member(s) is (are):

Names(s)	Business Address(es)

5. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Karen Rae Smith, 410 17th St., Suite 2200, Denver, CO 80202

OPTIONAL. The electronic mail and/or Internet address for this entity is/are: e-mail                          Web site                          The Colorado Secretary of State may contact the following authorized person regarding this document:

name Karen Rae Smith address 410 17th St., #2200, Denver, CO 80202 voice 303-223-1390 fax 303-223-0390 e-mail ksmith@bhf-law.com

Disclaimer: This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AD